As filed with the Securities and Exchange Commission on September 5, 2007
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-31297)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WD Media, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2914864
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
1710 Automation Parkway
San Jose, California 95131
(Address, Including Zip Code, of Principal Executive Offices)

KOMAG, INCORPORATED RESTATED 1987 STOCK OPTION PLAN
KOMAG, INCORPORATED 1988 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

John F. Coyne
President
WD Media, Inc.
c/o Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
(949) 672-7000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Jay Herron, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

RECENT EVENTS: DEREGISTRATION
The Registration Statement on Form S-8 (Registration No. 333-31297) (the “Registration Statement”) of WD Media, Inc., a Delaware corporation formerly known as Komag, Incorporated (“WD Media”), pertaining to the registration of 3,250,000 shares of common stock of WD Media and 2,500,000 options to purchase shares of common stock of WD Media to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on July 15, 1997.
On September 5, 2007, after completion of a tender offer (the “Offer”) by State M Corporation (“Merger Sub”), an indirect wholly owned subsidiary of Western Digital Corporation (“Parent”) for all of the outstanding shares of common stock of WD Media, Merger Sub merged with and into WD Media (the “Merger”). Pursuant to the Merger, each outstanding share of common stock of WD Media not tendered in the Offer (other than the shares of common stock owned by WD Media, Merger Sub and Parent and stockholders who properly perfect appraisal rights under Delaware law) was converted into the right to receive $32.25 per share in cash. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on September 5, 2007 (the “Effective Time”).
As a result of the Merger, WD Media has terminated all offerings of options and common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by WD Media in the Registration Statement to remove from registration, by means of a post-effective amendment, any options and shares of common stock which remain unsold at the termination of the offering, WD Media hereby removes from registration all options and shares of common stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on September 5, 2007 in the capacities indicated.

WD MEDIA, INC.

By:	/s/ John F. Coyne

John F. Coyne
President
(Principal Executive Officer)

Signature	Title	Date

/s/ John F. Coyne	Director, President	September 5, 2007
John F. Coyne	(Principal Executive Officer)

/s/ Timothy M. Leydon	Director, Treasurer (Principal Financial Officer	September 5, 2007
Timothy M. Leyden	and Principal Accounting Officer)

/s/ Raymond M. Bukaty	Director	September 5, 2007
Raymond M. Bukaty